Array BioPharma Reports Financial Results For The First Quarter Of Fiscal 2013

Data on ARRY-520, ARRY-614 and ARRY-797 Expected at Upcoming Scientific Meetings

BOULDER, Colo., Oct. 29, 2012 /PRNewswire/ -- Array BioPharma Inc. (NASDAQ: ARRY) today reported results for the first quarter of its fiscal year ending June 30, 2013.

(Logo: http://photos.prnewswire.com/prnh/20121029/LA02195LOGO)

Array continues its evolution into a late-stage development company, with five products approaching Phase 3 decisions by the end of calendar year 2013. These include two wholly-owned programs: ARRY-614 and ARRY-520, and three partnered programs: selumetinib (with AstraZeneca), MEK162 (with Novartis) and danoprevir (with InterMune/Roche).

Array reported revenue of $15.8 million for the first quarter of fiscal 2013, compared to revenue of $22.1 million for the same period in fiscal 2012. The decrease in first quarter revenue was expected, as Array recognized the majority of its $28 million upfront payment from a license agreement with Genentech during the previous fiscal year. The Company recorded expenses of $13.5 million on proprietary research and development for the quarter to advance its clinical development and discovery programs, compared to $12.6 million during the same period last year. Net loss for the first quarter was $11.8 million, or ($0.13) per share, compared to $3.6 million, or ($0.06) per share, for the same period last year. Array ended the first quarter of fiscal 2013 with $68 million in cash, cash equivalents, and marketable securities.

Ron Squarer, Chief Executive Officer of Array, noted, "This promises to be an important year for Array as several drugs in our wholly-owned and partnered pipelines move towards commercialization. We are on track to advance ARRY-520 for multiple myeloma and ARRY-614 for myelodysplastic syndromes into late-stage development in the coming year. Success with any of these programs will propel Array towards a self-sustaining biopharmaceutical company."

KEY PROGRAM UPDATES

ARRY-520 – KSP inhibitor for Multiple Myeloma (MM):
During the quarter, ARRY-520, a potent, selective KSP inhibitor with a mechanism of action distinct from other drugs used to treat multiple myeloma, was advanced in three clinical trials. Positive results in any one of these trials will define a clear path to late stage development:

  Phase 2 trial in combination with dexamethasone in patients with MM refractory to Revlimid® (lenalidomide), Velcade® (bortezomib) and dexamethasone therapy.
  Phase 1b trial in combination with Velcade plus dexamethasone in patients with relapsed or refractory MM.
  Phase 1b investigator-sponsored trial in combination with Kyprolis® (carfilzomib) in patients with relapsed or refractory MM who are refractory or intolerant to Velcade therapy.

Three abstracts on ARRY-520 have been submitted, including a potential patient selection biomarker for presentation, at the 2012 American Society of Hematology (ASH) Annual Meeting in December 2012. ASH is the world's largest professional society concerned with the causes and treatments of blood disorders.

ARRY-614 – Dual p38/Tie2 inhibitor for Myelodysplastic Syndromes (MDS):
During the quarter, Array advanced ARRY-614 in a Phase 1 clinical trial in patients with MDS using an optimized formulation of the drug with improved plasma exposure and lower inter-subject variability. Array intends to meet with the FDA to discuss the development plan to support registration.

Array also submitted an abstract on ARRY-614 for presentation at the 2012 ASH Annual Meeting.

ARRY-797 – non-opioid p38 inhibitor for pain:
Array has submitted an abstract on the Phase 2 trial results with ARRY-797 in patients with osteoarthritis pain for "late-breaker" presentation at the 2012 ACR Annual Meeting. This abstract includes data on analgesic effect and potential disease modification based on markers of cartilage and bone degradation.

Array announced in July 2012 that ARRY-797, a non-opioid, met its primary endpoint in a randomized, placebo-controlled and active-controlled (oxycodone ER) Phase 2 clinical trial in 157 osteoarthritis patients suffering from moderate to severe knee pain despite the use of non-steroidal anti-inflammatory drugs (NSAIDs). Patients in all treatment groups continued using NSAIDs throughout the trial. ARRY-797 is a novel, oral, selective p38 inhibitor with a mechanism of action unique from that of currently approved pain medications. Given our internal focus on hematology/oncology, Array is in active discussions with potential partners to maximize the value of this drug.

MEK-162 – MEK inhibitor for Cancer (Novartis):
Novartis is hosting an R&D Investor Day on Thursday, November 8, 2012. An update on MEK162 will be provided at this meeting.

Selumetinib – MEK inhibitor for Cancer (AstraZeneca):
At the 2012 ESMO annual meeting, an update on the Phase 2 KRAS-mutant non-small cell lung cancer trial was presented. In a post-hoc analysis, more patients experienced clinically meaningful improvements in lung cancer symptoms with selumetinib plus docetaxel than docetaxel alone. In particular, the time to deterioration of the Lung Cancer Subscale (LCS) score was in favor of the combination with a hazard ratio of 0.33 (p=0.0002). As initially presented at the 2012 ASCO annual meeting, this was the first prospective study to demonstrate a clinical benefit of a targeted therapy for patients with KRAS-mutant cancer of any type.

CONFERENCE CALL INFORMATION
Array will hold a conference call on Tuesday, October 30, 2012, at 9:00 a.m. eastern time to discuss these results. Ron Squarer, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information
Date:	Tuesday, October 30, 2012
Time:	9:00 a.m. eastern time
Toll-Free:	866-383-8119
Toll:	617-597-5344
Pass Code:	70615778
Webcast & Conference Call Slides: http://investor.arraybiopharma.com/phoenix.zhtml?c=123810&p=irol-irhome

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer. Array is evolving into a late-stage development company, with two wholly-owned programs, ARRY-614 and ARRY-520, and three partnered programs, selumetinib (with AstraZeneca), MEK162 (with Novartis), and danoprevir (with InterMune / Roche), having the potential to begin Phase 3 or pivotal trials by the end of calendar year 2013. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the timing of the completion or initiation of further development of our wholly-owned and our partnered programs, expectations that events will occur that will result in greater value for the Company, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of October 29, 2012. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

Array BioPharma Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,
	2012	2011

Revenue
License and milestone revenue	$ 12,476	$ 18,462
Collaboration revenue	3,357	3,669
Total revenue	15,833	22,131

Operating expenses
Cost of revenue	6,539	6,444
Research and development for proprietary
programs	13,534	12,598
General and administrative	4,780	3,720
Total operating expenses	24,853	22,762

Loss from operations	(9,020)	(631)

Other income (expense)
Interest income	11	6
Interest expense	(2,759)	(2,955)
Total other expense, net	(2,748)	(2,949)

Net loss	$ (11,768)	$ (3,580)

Weighted average shares outstanding -
basic and diluted	92,606	57,025

Net loss per share - basic and diluted	$ (0.13)	$ (0.06)

Summary Balance Sheet Data
(in thousands)
	September 30,	June 30,
	2012	2012

Cash, cash equivalents and marketable securities	$ 67,875	$ 89,650
Property, plant and equipment, gross	$ 87,065	$ 86,287
Working capital	$ 4,147	$ 17,171
Total assets	$ 85,491	$108,073
Long-term debt, net	$ 93,178	$ 92,106
Stockholders' equity	$ (96,417)	$ (85,806)